AMENDMENT TO CUSTODIAN AGREEMENT
                                     BETWEEN
                         AMERICAN EXPRESS TRUST COMPANY
                                       AND
                              THE BANK OF NEW YORK


This Amendment made as of the 29th day of April, 2003, to the Custody Agreement dated as of May 13, 1999 by and between American Express Trust Company (Customer) and The Bank of New York (Custodian) (such Custodian Agreement and all subsequent amendments hereinafter referred to as the "Custodian Agreement").


                                    RECITALS

WHEREAS: Customer and Custodian wish to amend certain provisions of the Custodian Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Custodian agree as follows:

1. The fourth sentence of Section 1 of the Custodian Agreement is revised to read as follows:

          Customer shall advise Custodian of each Account whose underlying assets are subject to ERISA; provided, however, that all Accounts identified on Schedule IV as American Express Trust collective investment funds or American Express Company retirement plan accounts shall be considered subject to ERISA, unless Customer provides Custodian written notice to the contrary.

2.   Effective  as of the first date  indicated  below,  the second  sentence of
     Section 11 of the Custodian Agreement is hereby revised to read as follows:

          This Agreement may be amended at any time by mutual agreement of the parties hereto, except that (i) the Customer may, upon thirty (30) days written notice to Custodian, amend Schedule IV to add or delete any Accounts subject to the Agreement, and (ii) the Custodian may, upon thirty (30) days written notice to the Customer, amend Schedule II to delete any Sub-Custodian if Custodian reasonably believes that material economic, legal or business changes, including securities processing changes, have occurred in the market where such Sub-Custodian operates.

3.   Schedule IV of the Custodian Agreement is amended as attached hereto.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed on its behalf by its duly authorized officers as of the date first written above. All other terms of the Custodian Agreement remain in place.


AMERICAN EXPRESS TRUST COMPANY                 THE BANK OF NEW YORK


By:    /s/ Mark Ellis                          By:    /s/ Edward G. McGann
       ----------------------------                   ------------------------
Name:      Mark Ellis                          Name:      Edward G. McGann
       ----------------------------                   ------------------------
Title:     Senior Vice President               Title:     Vice President
       ----------------------------                   ------------------------
Date:      4/29/03                             Date:      4/29/03
       ----------------------------                   ------------------------